Exhibit 99.1

Company Contact:	Investor Relations Contact:
Phillip Podgorski	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-874-0591	Email: brett@haydenir.com
Email: podgorskip@Ranor.com	Website: www.haydenir.com
Website: www.TechPrecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal Year 2027 First Quarter Financial Results

Consolidated Revenue and Gross Profit increased by 23% and 36%, respectively.

Westminster, MA – August 13, 2026 – TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), a custom manufacturer of precision, large-scale fabrication components and precision, large-scale machined metal structural components, today reported financial results for the first quarter of fiscal year 2027, or three months ended June 30, 2026. The components that we manufacture are customer designed and sold to customers in the defense and precision industrial markets. We have two wholly owned subsidiaries that are each reportable segments, Ranor and Stadco.

Management will host a conference call on Thursday, August 13, 2026, at 4.30 p.m. ET, to discuss our financial results for the first quarter of fiscal year 2027.

“For the first quarter of fiscal year 2027 the Company reported consolidated revenue of $9.1 million or 23% higher than the same period a year ago. Consolidated gross profit was $1.4 million or 36% higher than the same period a year ago. Our Ranor segment executed on a favorable customer and project mix as revenue and gross profit increased by 27% and 4%, respectively” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our Stadco segment executed on its strategic project mix change and revenue increased by 22%, and Stadco losses narrowed as cost of revenue was virtually unchanged from the same period a year ago.”

“As a result of the favorable customer and project mix at both segments, our net loss decreased by $0.4 million with equal EBITDA improvement,” stated Alexander Shen, TechPrecision’s Chief Executive Officer.

“Customer confidence remains high with our funded backlog reaching $52.7 million as of June 30, 2026, with approximately $22 million of additional unfunded purchase orders,” Mr. Shen continued. “We expect to deliver this backlog over the next one to three fiscal years with expectations for gross margin improvement throughout the period.”

“For the remainder of fiscal 2027, the Company remains on track to deliver double-digit revenue growth and resulting EBITDA as we continue to execute on the strategic customer and project mix plan,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. The Company is holding to its FY 2027 guidance of Revenue growth of +10% to $35.0M - $37.0M and EBITDA growth of +80% to $3.0M-$4.0M.

The following summary compares the three months ended June 30, 2026 to the same prior year period:

Consolidated Financial Results - Three Months Ended June 30, 2026

•	Revenue was $9.1 million, a 23% increase on a favorable customer and project mix at both segments.
•	Cost of revenue was $7.7 million, or a 21% increase in line with segment revenue growth.
•	Gross profit was $1.4 million, an increase of 36% primarily on higher revenue at both segments.
•	SG&A decreased by 3% primarily on a decrease in professional fees and office costs.
•	Operating loss was $45,000, a 90% improvement due primarily to the higher margin drop-through.
•	Interest expense decreased 21%, due to lower interest costs incurred on loans.
•	Net loss was $0.2 million, compared with net loss of $0.6 million in the same period a year ago.

Financial Position

On June 30, 2026, and March 31, 2026, the Company had approximately $0.3 million and $0.4 million in cash, respectively. Working capital was negative $46,000 and total debt was $5.0 million on June 30, 2026. Working capital was negative $0.4 million on March 31, 2026, and debt totaled $7.0 million. Negative working capital reflects required classification of all debt obligations as current due to certain debt covenant violations.

Conference Call

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Thursday, August 13, 2026. To participate in the live conference call, please dial 1-888-506-0062 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-973-528-0011. When prompted, reference TechPrecision and enter code 723051.

A replay will be available until August 27, 2026. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 54397.

The call will also be available over the Internet and accessible at: https://www.webcaster5.com/Webcast/Page/2198/54397.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, is a custom manufacturer of precision, large-scale fabrication components and precision, large-scale machined metal structural components. The manufacturing operations of our Ranor subsidiary are situated on approximately 65 acres in North Central Massachusetts. Leveraging our 145,000 square foot facilities, Ranor provides a full range of custom solutions to transform material into precision finished welded components and precision finished machined components up to 100 tons: manufacturing engineering, materials management and traceability, high-precision heavy fabrication (in-house fabrication operations include cutting, press and roll forming, welding, heat treating, assembly, blasting and painting), heavy high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including portable CMM, NonDestructive Testing, and final packaging.

All manufacturing at Ranor is performed in accordance with customer requirements. Ranor is an ISO 9001:2015 certificate holder. Ranor is a US defense-centric company with over 95% of its revenue in the defense sector. Ranor is registered and compliant with ITAR.

The manufacturing operations of our Stadco subsidiary are situated in an industrial self-contained multi-building complex comprised of approximately 183,000 square feet under roof in Los Angeles, California. Stadco manufactures large mission-critical components on several high-profile military aircraft, military helicopter, and military space programs. Stadco has been a critical supplier to a blue-chip customer base that includes some of the largest OEMs and prime contractors in the defense and aerospace industries. Stadco also manufactures tooling, molds, fixtures, jigs and dies used in the production of defense-centric aircraft components.

Our Stadco subsidiary, similar to Ranor, provides a full range of custom solutions: manufacturing engineering, materials management and traceability, high-precision fabrication (in-house fabrication operations include waterjet cutting, press forming, welding, and assembly) and high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including both fixed and portable CMM NonDestructive Testing, and final packaging. In addition, Stadco features a large electron beam welding cell, and two NonDestructive Testing work cells, a unique mission-critical technology set.

All manufacturing at Stadco is performed in accordance with customer requirements. Stadco is an AS 9100 D and ISO 9001:2015 certificate holder and a NADCAP NonDestructive Testing certificate holder. Stadco is a US defense-centric company with over 95% of its revenue in the defense sector. Stadco is registered and compliant with ITAR.

To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, geopolitical conflicts, price inflation, interest rate increases and supply chain disruptions; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government tariffs, regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30,	March 31,
(dollars in thousands, except share and per share data)	2026	2026
ASSETS
Current assets:
Cash	$279	$431
Accounts receivable	3,073	2,488
Contract assets	10,400	10,808
Raw materials	2,025	1,927
Work-in-process	1,155	1,027
Other current assets	396	1,045
Total current assets	17,328	17,726
Property, plant and equipment, net	10,382	10,874
Right of use asset, net	3,407	3,550
Other noncurrent assets	122	122
Total assets	$31,239	$32,272
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,452	$2,415
Accrued expenses	4,022	3,868
Income taxes payable	31	31
Contract liabilities	2,935	2,917
Customer deposits	1,252	1,252
Current portion of long-term lease liability	817	800
Current portion of long-term debt, net	4,865	6,884
Total current liabilities	17,374	18,167
Long-term lease liability	2,697	2,864
Other noncurrent liability	3,556	3,568
Total liabilities	23,627	24,599
Stockholders’ Equity:
Common stock - par value $.0001 per share, 50,000,000 shares authorized: Shares issued and outstanding: June 30, 2026 – 10,133,261 and 10,100,311; March 31, 2026 – 10,078,381 and 10,024,469, respectively.	1	1
Additional paid in capital	19,574	19,482
Accumulated deficit	(11,963)	(11,810)
Total stockholders’ equity	7,612	7,673
Total liabilities and stockholders’ equity	$31,239	$32,272

 TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,
(dollars in thousands, except share and per share data)	2026	2025
Revenue	$9,096	$7,379
Cost of revenue	7,696	6,349
Gross profit	1,400	1,030
Selling, general and administrative	1,445	1,493
Loss from operations	(45)	(463)
Other (expense) income	(2)	1
Interest expense	(106)	(135)
Total other expense, net	(108)	(134)
Loss before income taxes	(153)	(597)
Income tax expense (benefit)	---	---
Net loss	$(153)	$(597)
Net loss per share – basic and diluted	$(0.02)	$(0.06)
Weighted average number of shares outstanding – basic and diluted	10,100,311	9,757,846

TECHPRECISION CORPORATION

REVENUE, COST OF REVENUE, GROSS PROFIT BY SEGMENT

(Unaudited)

	June 30, 2026		June 30, 2025		Changes
		Percent of		Percent of
(dollars in thousands)	Amount	Revenue	Amount	Revenue	Amount	Percent
Revenue
Ranor	$5,461	60%	$4,297	58%	$1,164	27%
Stadco	4,064	45%	3,332	45%	732	22%
Intersegment elimination	(429)	(5)%	(250)	(3)%	(179)	(72)%
Consolidated Revenue	$9,096	100%	$7,379	100%	$1,717	23%
Cost of revenue
Ranor	$4,315	48%	$2,804	39%	$1,511	54%
Stadco	3,795	42%	3,795	52%	---	---%
Intersegment elimination	(414)	(4)%	(250)	(5)%	(164)	(66)%
Consolidated Cost of revenue	$7,696	86%	$6,349	86%	$1,347	21%
Gross profit (loss)[1]
Ranor	$1,560	17%	$1,493	20%	$67	4%
Stadco	(160)	(2)%	(463)	(6)%	303	65%
Consolidated Gross profit	$1,400	15%	$1,030	14%	$370	36%

1Net of intersegment eliminations

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
(in thousands)	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(153)	$(597)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	698	701
Amortization of debt issue costs	14	29
Stock based compensation expense	92	69
Change in contract loss provision	178	(250)
Loss on disposal of fixed assets	2	---
Changes in operating assets and liabilities:
Accounts receivable	(585)	(602)
Contract assets	408	510
Work-in-process and raw materials	(226)	(337)
Other current assets	649	85
Accounts payable	1,037	178
Accrued expenses	(222)	67
Contract liabilities	18	922
Other noncurrent liabilities	(12)	(129)
Net cash provided by operating activities	1,898	646
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(2,436)	(1,250)
Reimbursements for purchases of property, plant and equipment	2,420	2,226
Net cash (used in) provided by investing activities	(16)	976
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issue costs	(13)	(17)
Revolver loan borrowings	6,553	2,755
Revolver loan payments	(8,400)	(4,241)
Payments of principal for leases	(1)	(2)
Repayments of long-term debt	(173)	(169)
Net cash used in financing activities	(2,034)	(1,674)
Net decrease in cash	(152)	(52)
Cash - beginning of period	431	195
Cash - end of period	$279	$143

EBITDA Non-GAAP Financial Measure

	Three Months ended June 30,
(dollars in thousands)	2026	2025	Change
Net loss	$(153)	$(597)	$444
Interest expense (1)	106	135	(29)
Depreciation and amortization	698	701	(3)
EBITDA	$651	$239	$412

(1)	Includes amortization of debt issue costs